EXHIBIT 99

Company Contact:

MedicalCV, Inc.	Marc P. Flores
(651) 452-3000	President and Chief Executive Officer

MedicalCV, Inc. and J Giordano Securities Group Agree to Settle Arbitration

MINNEAPOLIS—(BUSINESS WIRE)—October 22, 2007—MedicalCV, Inc. (OTC Bulletin Board: MCVI.OB), www.medcvinc.com, announced today that it has entered into a settlement agreement pursuant to which MedicalCV will pay J Giordano Securities Group $750,000 in cash. Without admitting any liability or wrongdoing, the parties entered into the settlement agreement to settle and resolve the disputes stemming from the parties’ December 2004 engagement agreement.

“Although we firmly believe that J Giordano’s claims were without merit, we determined, after careful consideration, to enter into the settlement agreement to avoid the costs, uncertainty and management resource allocation issues associated with protracted legal proceedings,” said Marc P. Flores, President and Chief Executive Officer of MedicalCV, Inc.

The dispute originally stemmed from a December 2004 engagement agreement. MedicalCV, Inc. previously paid J Giordano Securities Group cash commissions of $573,000 and issued a warrant for the purchase of 114,600 shares of common stock in connection with a private placement that generated gross cash proceeds of $13,600,000 in April 2005. In the arbitration, J Giordano Securities Group claimed it was entitled to alleged damages of $3,346,565 plus reimbursement for reasonable expenses, interest, costs and attorneys’ fees.

“With hearings scheduled for this week, our board determined it was in the best interests of our company and our shareholders to settle the matter rather than spending more to fight it, tying up management resources, and risk an adverse outcome,” Flores said.

About MedicalCV, Inc.

MedicalCV, Inc. is a medical device company that develops, manufactures and sells innovative, laser-based surgical ablation systems to create precise, clinically relevant lesions, or scars, in soft tissue and in cardiac tissue. The Company’s core products are the SOLAR™ and ATRILAZE™ Surgical Ablation Systems for use in soft and cardiac tissue ablation procedures, respectively. The ATRILAZE™ System has been utilized in concomitant open-heart and, by some cardiothoracic surgeons, in minimally invasive cardiac surgery procedures. The SOLAR™ System has been used in concomitant ablation procedures on both stopped and beating hearts. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

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